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                                                                   EXHIBIT 99(c)

FLEET                                                         KENNETH A. CSAPLAR

                                                               Managing Director
                                                        Mergers and Acquisitions

                                                         FLEET CORPORATE FINANCE

                                                            Mail Stop MA OF DOSL
                                                              One Federal Street
                                                                Boston, MA 02110
                                                                    617-346-4203
                                                                Fax-617-346-0091
                                                     Kenneth_a csaplar@fleet.com

                                  March 3, 1999

PRIVATE AND CONFIDENTIAL

Omnirel LLC
205 Crawford Street
Leominster, MA 01453

                  ATTENTION: MR. JOHN F. CATRAMBONE
                           President & Chief Executive Officer

Gentlemen:

         Zing Technologies, Inc. ("Zing") has advised representatives of Fleet National Bank ("Fleet") that Zing wishes to retain Fleet to act as its exclusive financial advisor in regard to a possible Transaction (as defined below) involving Omnirel, LLC ("Omnirel" or the "Company"), a wholly-owned subsidiary of Zing and a third party (the "Acquirer").

         Fleet is pleased to serve Zing in this regard, and this letter sets forth the basis on which Fleet will serve as the Company's financial advisor.

SECTION 1. SERVICES TO BE RENDERED. Fleet is prepared, as requested, to assist as follows:

(1) advise as to the probable range of proceeds obtainable from a Transaction involving the Company under current market conditions and with likely competition among potential


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     Acquirers and assuming an Acquirer has full access to all material facts concerning the Company's business;

(2) advise as to an effective strategy and means for effecting a Transaction involving the Company;

(3) prepare, with the Company's assistance, descriptive material (the "Offering Memorandum") necessary for potential Acquirers to conduct a business and financial evaluation of the Company;

(4) identify potential Acquirers and submit the names of potential Acquirers to the Company;

(5) contact potential Acquirers to determine their level of interest in a Transaction;

(6) obtain confidentiality agreements acceptable to the Company from potential Acquirers and provide such potential Acquirers who execute such confidentiality agreements with descriptive or other material relating to the Company;

(7) assist the Company in assessing the respective interest of potential Acquirers in consummating a Transaction involving the Company;

(8) assist the Company's management in preparing for and engaging in direct discussions with potential Acquirers concerning the business and financial performance and prospects of the Company;

(9) assist the Company in the preparation of various supplementary materials that potential Acquirers might reasonably request;

(10) assist in the design, presentation, discussion, and evaluation of specific Transactions to be proposed to or discussed with potential Acquirers;

(11) advise the Company on the procedures for procuring, evaluating, and responding to definitive offers;

(12) attend meetings between the Company and potential Acquirers and participate in negotiations with respect to the terms of any proposed Transaction;

(13) advise on the consequences of financial-market-related developments for the timing and success of any proposed Transaction;

(14) to the extent necessary, or useful, assist other professional firms whose services may be required by the Company, including attorneys, accountants, consultants, and others.


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         In providing the services described above, Fleet agrees that it will not release any information regarding the Company to any third party without receipt from such third party of a signed confidentiality agreement acceptable to the Company.

SECTION 2. FEES AND EXPENSES. For providing its financial advisory services to Zing and the Company, Fleet shall be entitled to a monthly project fee (the "Project Fee"). The Parties agree that the Project commenced January 28, 1999 ("the Commencement Date"). The total Project Fee shall be equal to $7,500 per month, the first such payment covering from the Commencement Date until the date of this letter agreement will be payable upon the execution of this letter agreement. The cumulative Project Fee shall not exceed $37,500, as adjusted pursuant to Section 5 hereof. The Project Fee shall be subject to the termination provisions described below. The total Project Fee paid will be credited against any Completion Fee (as hereinafter defined) which might otherwise be payable.

         If Fleet, with or without the consent of Zing or the Company, engages any other party to assist it in providing its financial advisory services under this Agreement, or any person successfully claims to have provided such services through Fleet, Fleet shall be solely responsible for the fees and expenses of such party and shall indemnify and hold Zing, the Company and its affiliates harmless from such claims and the fees and expenses incurred in defending against such claims, including reasonable attorney's fees, except to the extent assumed by the Indemnifying Party as provided in Section 4(c).

         In connection with its services in advising Zing and the Company as set forth above, Zing or the Company will reimburse Fleet for reasonable out-of-pocket disbursements made in the course of the foregoing assignment. Fleet will not incur out-of-pocket expenses in excess of $10,000 or retain any outside attorneys, accountants or other professionals to advise it with regard to the proposed Transaction without the prior written consent of the Company.

         In the event that, (a) during the period Fleet is retained by Zing and the Company or (b) within twelve months thereafter (unless Fleet has elected to terminate the relationship), a Transaction is consummated with an Acquirer (i) as to which Fleet advised Zing or the Company or (ii) with which Fleet contacted, Zing or the Company agrees to pay Fleet (or cause Fleet to be paid) a fee (the "Completion Fee") in an amount equal to 2% of the Purchase Price (as defined below) if the Purchase Price is an amount less than $22,500,000. In addition to the Completion Fee, Fleet will be entitled to an additional Incentive Fee (the "Incentive Fee") (as defined below) if the Purchase Price exceeds $22,500,000. The Incentive Fee is defined as the sum of (i) 3.00% of the amount by which the Purchase Price exceeds $22,500,000. The Completion Fee and the Incentive Fee are payable in cash upon the closing of such Transaction or, in the case of a tender offer or exchange offer, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be.

         The term "Transaction" means, whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business or the Company is combined with one or more Acquirers or one or more persons formed by or affiliated with an Acquirer, including, without limitation, any joint


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venture, (b) the acquisition, directly or indirectly, by one or more Acquirers of more than 25% of the then outstanding capital stock of the Company, on a fully diluted basis, by way of a tender or exchange offer, negotiated purchase or other means, or (c) the acquisition, directly or indirectly by one or more Acquirers of all or a substantial portion of the stock, assets, or real estate used by the Company, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase a lease, license, exchange, or joint venture with the Company.

         The term "Purchase Price" means an amount equal to the sum of the aggregate fair market value of the net proceeds that the equity holders of the Company actually receive from the Transaction. The fair market value of any securities issued, established escrow accounts and/or any non-cash consideration paid to, delivered or retained by the equity holders of the Company in connection with a Transaction will be the value reasonably determined by the Company and Fleet upon the closing of a Transaction. In determining the Purchase Price, the Company acknowledges there will be included in the Purchase Price any dividends or any other non-ordinary course of business disbursements, in the form of cash or in kind made by the Company to Zing, its shareholders, parent company or like entity. Additionally, the Company will not cause a material change of its business or a material change of the composition or net amounts of the various components of the Company's balance sheet, as shown in Appendix A attached hereto, without the prior consent of Fleet. Fleet understands that the Company paid a $1,000,000 dividend prior to Fleet's engagement hereunder and Fleet acknowledges that said dividend changes the Company's balance sheet, as shown in Appendix A, and is not within the definition of Purchase Price for a Transaction contemplated herein. For purposes of determining Purchase Price Fleet acknowledges that there will be deducted an amount equal to the cash, cash equivalents, marketable securities and the like of Zing if and only if to the extent that the ownership of Zing is being directly or indirectly acquired as part of the Transaction.

SECTION 3. DISCLOSURE AND CONFIDENTIALITY. In connection with Fleet's engagement, the Company will furnish Fleet with all information concerning the Company (all such information so furnished being the "Information"), it is being understood that Fleet: (a) will rely primarily upon the Information supplied by the Company and on information available from generally recognized public sources in performing the services contemplated by this letter agreement and without assuming any responsibility for independent investigation or verification thereof, (b) does not assume responsibility for the accuracy or completeness of the information and such other information and (c) will not make an appraisal of any assets of the Company.

         Fleet agrees to keep confidential all non-public information concerning the Company provided to Fleet by the Company, whether prior to or after the date of this letter agreement, except as otherwise required by law. In the event Fleet believes it is required by law to disclose any such information it will provide the Company with 10 days prior written notice in reasonable detail of the proposed disclosure and the reasons for providing such disclosure. All such non-public information shall be used solely for the purpose of performing the services contemplated hereunder and for no other purpose.


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SECTION 4. INDEMNIFICATION. Zing and the Company agree to indemnify Fleet for certain liabilities and expenses or contribute to Fleet payments with respect thereto in accordance with the following provisions:

         (a) Whether or not the transactions contemplated herein are consummated, Zing and the Company agree to indemnify and hold harmless Fleet, its affiliates and the respective directors, officers, employees, agents, advisors and representatives and each person who controls Fleet or any of its affiliates (each an "Indemnified Party"), against and Zing and the Company agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Zing and the Company or any other person for any losses, claims, damages, liabilities or expenses, joint or several, under the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened ("Proceedings")) arise out of or relate to Fleet's engagement under this Agreement or the transactions contemplated hereby; PROVIDED that Zing and the Company shall not be liable hereunder (1) for any amount paid in settlement of claims without the consent of Zing and the Company, or (2) to the extent, but only to the extent that, any losses, claims, damages or liabilities of an Indemnified Party are judicially determined by a court of competent jurisdiction to have resulted from the negligence or willful misconduct of such Indemnified Party. Zing and the Company agree to reimburse each Indemnified Party for all expenses (including reasonable fees and disbursements of counsel, except to the extent assumed by the Indemnifying Party as provided in Section 4(c)) as they are incurred by it in connection with investigating or defending any loss, claim damage or liability or action in respect of which indemnification may be sought hereunder (whether or not it is a party to any such Proceeding), provided such reimbursement of expenses shall be refunded to Zing or the Company to the extent that it is judicially determined that the liabilities in question resulted from the willful malfeasance or negligence, as the case maybe, of such Indemnified Party.

         (b) If the indemnification provided for in the immediately preceding paragraph is determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Party in respect of any liabilities then, in lieu of indemnifying such Indemnified Party, hereunder, Zing or the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of such liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect the relative economic interests of the relevant Indemnified Party, on the one hand, and Zing and the Company and its stockholders, on the other hand, in the transactions which are the subject matter of the engagement of Fleet hereunder, as well as the relative fault of such persons; provided that in no event shall the amount paid or payable by all Indemnified Parties, as a group exceed the aggregate amount of fees actually received by Fleet hereunder this letter.

         (c) If any claim, litigation or proceeding that might give rise to any obligation of the Indemnifying Parties under Section 2 or the indemnifying provisions of this Agreement shall come to the attention of any of the Indemnified Parties, such Indemnified Party shall promptly notify Zing and the Company of the existence and amount thereof. Zing and the Company shall be entitled to participate in and direct the defense thereof at its/their expense with counsel of


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its/their choosing, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Parties, except in the event of a conflict of interest between the Indemnified Parties and Zing and/ or the Company, in which case the parties may engage separate counsel. Upon the assumption of such defense by Zing or the Company or its affiliates, they shall not be responsible for the fees or disbursements of any other Indemnified Parties' counsel Zing, the Company, or its affiliates, as the case may be, shall have the right to compromise or settle any such claim, proceeding or litigation, provided that the amount involved in any such compromise or settlement is paid in full directly by the Indemnifying Parties or on their behalf and such compromise or settlement does not (i) acknowledge any liability of or wrong-doing by the Indemnified Parties, Zing, the Company, or its affiliates, as the case may be; (ii) adversely affect the business of the Indemnified Parties, Zing, the Company, or its affiliates, as the case may be; or (iii) limit the future conduct of any Indemnified Party, Zing, the Company, or its affiliates, as the case may be, whether by injunction, consent decree or other decree, or otherwise. If any claim for indemnification is made by Zing or the Company against Fleet pursuant to Section 2 hereof, the provisions of this Section 4(c) shall apply by substituting "Fleet" wherever "Zing and the Company" appears and by substituting "Zing and the Company wherever "Indemnified Party" or Indemnified Parties" appears. The failure of a party to promptly notify the other of a claim, litigation or proceeding that might give rise to an indemnification obligation hereunder shall not reduce or affect such other parties' indemnification obligation except to the extent they are actually prejudiced thereby.

SECTION 5. TERMINATION. The Company shall be entitled to terminate the advisory relationship set forth herein at any time by giving written notice to that effect to Fleet. Fleet shall also be entitled to terminate the advisory relationship set forth herein at anytime by giving written notice to that effect to the Company. The foregoing provisions regarding the Project Fee, Completion Fee, Incentive Fee, expenses, indemnification, and confidentiality shall survive any termination; provided, however, if an Offering Memorandum, reasonably satisfactory to the Company, has not been completed and delivered to the Company in final form by the time of such termination, the aggregate Project Fee shall not exceed one-half (1/2) of the cumulative Project Fee (as stated in Section 2 hereof) and any amount in excess thereof shall be promptly repaid by Fleet to the Company.

SECTION 6. MISCELLANEOUS. This letter agreement shall be governed by and be construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state. This letter agreement may not be amended or otherwise modified except by an instrument signed by both Fleet and the Company. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this letter agreement, which shall remain in full force and effect. Fleet and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) each waives any right to trial by jury in action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Fleet pursuant to, or the performance by Fleet of the services contemplated by, this letter agreement.


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         The financial advisory services contemplated herein are to be provided by the Corporate Finance Department of Fleet and shall be under the primary supervision of Messrs. Kenneth A. Csaplar, Managing Director, Robert Snape, Director, and Ashish Parikh, Assistant Vice President, who may be joined from time to time by other executives of Fleet.

         If the foregoing accurately sets forth our understanding, please execute the enclosed copy of this letter below and return same to us.

                                                 Yours very truly,

                                                 /s/Kenneth A. Csaplar
                                                 ---------------------
                                                 Fleet National Bank

Accepted and Agreed

/s/Robert E. Schrader                            /s/John Catrambone
---------------------                            ------------------
Zing Technologies, Inc.                          Omnirel, LLC

By:    Robert E. Schrader                        By:    John Catrambone
       ------------------                               ---------------
Title: President                                 Title: President
       ------------------                               ---------------
Date:  3/26/99                                   Date:  3/19/99
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